EXHIBIT 23.1

KPMG LLP
Chartered Accountants	Telephone	(416) 228-7000
Yonge Corporate Center	Fax	(416) 228-7123
4100 Yonge Street Suite 200	Internet	www.kpmg.ca
Toronto ON M2P 2H3
CANADA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Lorus Therapeutics Inc.

We consent to the use of our audit report dated August 26, 2009, except as to note 18 which is as of November 30, 2009 on the consolidated balance sheets of Lorus Therapeutics Inc. (the “Company”) as at May 31, 2009 and 2008, and the consolidated statements of operations and comprehensive income, deficit and cash flows for each of the years in the three-year period ended May 31, 2009 and for the period from inception on September 5, 1986 to May 31, 2009 and our report dated November 30, 2009, on the Supplementary Information:  Reconciliation of Canadian and United States Generally Accepted Accounting Principles, incorporated by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form F-1.

Our audit report dated August 26, 2009, except as to note 18 which is as of November 30, 2009 contains explanatory paragraphs that state significant doubt exists with regards to the ability of  the Company to continue as a going concern, and effective June 1, 2008, the Company adopted the Accounting Standard Board’s replacement of Section 1506, Accounting Changes, the Canadian Institute of Chartered Accountants’ Handbook Section 1535, Capital Disclosures, Section 3862, Financial Instruments - Disclosures and Section 3863, Financial Instruments - Presentation.

“KPMG LLP”

Chartered Accountants, Licensed Public Accountants

Toronto, Canada
April 6, 2010